AGREEMENT AND PLAN OF REORGANIZATION



                                    BETWEEN


                            NORTH STAR HOLDING CORP.

                                      AND

                          WESTSTAR ENVIRONMENTAL, INC.

                    B&B ENVIRONMENTAL SEPTIC SERVICES, INC.




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                               TABLE OF CONTENTS

1.   Definitions ..........................................................   1

2.   The Mergers and Related Transactions .................................   4
     (a)  The Mergers .....................................................   4
     (b)  The Closing .....................................................   5
     (c)  Actions at the Closing ..........................................   5
     (d)  Effect of Mergers ...............................................   5
     (e)  Procedure for Exchange of Shares ................................   6
     (f)  Further Assurances ..............................................   6

3.   Additional Agreements ................................................   6
     (a)  "Piggy-Back" Registration Rights ................................   6
     (b)  Payment for Accounts Payable and Taxes of WESTSTAR and B&B ......   6
     (c)  Employment Agreement of Michael Ricks ...........................   7
     (d)  Trading of North Star Stock .....................................   7
     (e)  Other Actions After Closing .....................................   7

4.   Representations and Warranties Weststar, B&B and Ricks ...............   7
     (a)  Organizations, Qualification and Power ..........................   8
     (b)  Authorization of Transaction ....................................   8
     (c)  Capitalization ..................................................   8
     (d)  Noncontravention ................................................   8
     (e)  Financial Statements ............................................   9
     (f)  Events Subsequent to May 31, 1996 ...............................   9
     (g)  Undisclosed Liabilities .........................................   9
     (h)  Tax Matter ......................................................   9
     (i)  Tangible Assets .................................................  11
     (j)  Owned Real Property .............................................  11
     (k)  Intellectual Property ...........................................  12
     (l)  Inventory .......................................................  12
     (m)  Real Property leases ............................................  12
     (n)  Contracts .......................................................  13
     (o)  Notes and Accounts Receivable ...................................  14
     (p)  Power of Attorney ...............................................  14
     (q)  Insurance .......................................................  14
     (r)  Litigation ......................................................  14
     (s)  Product Warranty ................................................  15
     (t)  Product Liability ...............................................  15
     (u)  Employees .......................................................  15
     (v)  Employee Benefits ...............................................  15
     (w)  Guarantees ......................................................  17
     (x)  Environment, Health, and Safety .................................  17

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     (aa) Marketable Title ................................................  18
     (ab) Disclosure ......................................................  18
     (ac) Investment ......................................................  18
     (ad) Licenses and Permits ............................................  18

5.   Representation and Warranties of North Star ..........................  18
     (a)  Organization of North Star ......................................  18
     (b)  Authorization of Transaction ....................................  18
     (c)  Noncontravention ................................................  18
     (d)  Brokers' Fees ...................................................  19
     (e)  Investment ......................................................  19

6.   Pre-Closing Covenants ................................................  19
     (a)  Satisfaction of Conditions by the Parties .......................  19
     (b)  Notices and Consents ............................................  19
     (c)  Operation of Business ...........................................  20
     (d)  Preservation of Business ........................................  20
     (e)  Full Access .....................................................  20
     (f)  Notice of Developments ..........................................  20
     (g)  Exclusivity Neither .............................................  20

7.   Conditions to Obligation to Close ....................................  20
     (a)  General Obligations .............................................  20
     (b)  Conditions to Obligation of North Star ..........................  21
     (c)  Conditions to Obligation of WESTSTAR and B&B ....................  22

8.   Indemnification ......................................................  23

9.   Termination ..........................................................  24
     (a)  Termination of Agreement ........................................  24
     (b)  Effect of Termination ...........................................  24

10.  Miscellaneous ........................................................  24
     (a)  Payments Received ...............................................  24
     (b)  Press Releases and Announcements ................................  25
     (c)  No Third Party Beneficiaries ....................................  25
     (d)  Entire Agreement ................................................  25
     (e)  Succession and Assignment .......................................  25
     (f)  Counterparts and Facsimile Execution ............................  25
     (g)  Headings ........................................................  25
     (h)  Notices .........................................................  25
     (i)  Governing Law ...................................................  26
     (j)  Amendments and Waivers ..........................................  26
     (k)  Severability ....................................................  27

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     (l)  Expenses ........................................................  27
     (m)  Construction ....................................................  27
     (n)  Incorporation of Exhibits and Schedules .........................  27
     (o)  Specific Performance ............................................  27
     (p)  Attorneys' Fees .................................................  28















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                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of this 29th day of April, 1997, by, between and among NORTH STAR HOLDING CORP, a Florida corporation ("NORTH STAR"); WESTSTAR ACQUISITION CORP., a Florida corporation ("WAC"); B&B ACQUISITION CORP., a Florida corporation ("BAC"); WESTSTAR ENVIRONMENTAL, INC., a Florida corporation ("WESTSTAR"); B&B SEPTIC AND ENVIRONMENTAL SERVICES, INC., a Florida corporation ("B&B"); and MICHAEL RICKS, a resident of Florida ("RICKS").

                                    RECITALS

     The Board of Directors of North Star and the Board of Directors and Shareholders of WESTSTAR and B&B are of the opinion that the transactions described herein are in the best interest of the parties and their respective shareholders and have approved the transactions described herein. This Agreement provides for the acquisition of WESTSTAR and B&B in separate but simultaneous reverse triangular merger transactions (the "Mergers" or separately the "Weststar Merger" and the B&B Merger"). The Mergers are intended to qualify as tax-free reorganizations within the meaning of Section 368 (a)(1)(A) of the Internal Revenue Code, as amended. The transactions contemplated herein are subject to conditions described in this Agreement.

     NOW THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agrees as follows:

     1.   DEFINITIONS.

     "ADVERSE CONSEQUENCES" means, with respect to WESTSTAR AND B&B, all charges, complaints, actions, suits, proceedings, hearings, investigations, claims demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

     "AFFILIATED GROUP" means an affiliated group within the meaning of Code
Section 1504.

"ASSETS" means all right, title and interest in and to all of the assets of WESTSTAR AND B&B, including all of its (a) businesses, as a going concern, and the names WESTSTAR ENVIRONMENTAL, INC. and B&B SEPTIC AND ENVIRONMENTAL SERVICES, INC., and any derivation of such names, and all goodwill associated therewith (b) real property, if any, leaseholds and subleaseholds therein, improvements, fixtures, and fitting thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (c) tangible personal property (such as machinery, equipment, and inventories), (d) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdiction, (e) leases, subleases, and rights thereunder, (f) contracts, franchises, licenses, indentures, and agreements, and mortgages for

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borrowed money, instruments of indebtedness, Security Interests, guaranties, other similar arrangements, and rights thereunder, (g) accounts, notes and other receivables, (h) securities, (i) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recover, rights of set off, and rights of recoupement (including any such item relating to the payment of Taxes), (j) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (k) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (l) Cash, (m) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of WESTSTAR and B&B as corporations, and which assets shall include but not be limited to all assets and properties reflected on WESTSTAR AND B&B's December 31, 1996 Balance Sheets to the extent not sold or otherwise disposed of in the Ordinary Course of Business.

"BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "CASH" means cash and cash equivalents/marketable securities/short term investments.

     "CLOSING" has the meaning set forth in Section 2(b) below.

     "CLOSING" Date" has the meaning set forth in Section 2(b) below.

     "CODE" means the Internal Revenue code of 1986, as amended.

     "CONFIDENTIAL INFORMATION" means any information concerning the business and affairs of WESTSTAR and B&B which constitutes a trade secret or which is not generally known to businesses which compete with WESTSTAR and B&B.

     "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec.
3(2).

     "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec.
3(1).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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     "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "FIDUCIARY" has the meaning set forth in ERISA Sec. 3(21).

     "FINANCIAL STATEMENT" has the meaning set forth in Section 4(e) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information, including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

     "KNOWLEDGE" means actual knowledge after reasonable investigation.

     "LIABILITY" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "MERGERS" means both the Weststar Merger and the B&B Merger.

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PARTY" or "PARTIES" means a party or the parties to this AGREEMENT.

     "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

     "REPORTABLE EVENT" has the meaning set forth in ERISA Sec. 4043.

     "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) mechanic's materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate

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proceedings, (c) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (d) liens arising in connection with sales of foreign receivables, (e) liens or goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and
(g) other liens arising in the ordinary Course of Business and not incurred in connection with the borrowing of money.

     "SHARES" means the 100,000 common shares of outstanding common capital stock of WESTSTAR and the 100,000 common shares of outstanding common capital stock of B&B.

     "SHAREHOLDERS" mean both the Weststar Shareholders and the B&B Shareholdrs.

     "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     2.   THE MERGERS AND RELATED TRANSACTIONS.


               (a) THE MERGERS. On and subject to the terms and conditions of this AGREEMENT, at the Effective Time, WAC will merge with and into WESTSTAR (the "WESTSTAR MERGER") and BAC will merge with and into B&B (the "B&B MERGER"). WESTSTAR and B&B will be the corporations surviving the Mergers. The Mergers constitute a single, indivisible transactions.

               (b) THE CLOSING. The closing of the transaction contemplated by this AGREEMENT, (the "Closing") shall take place in Starke, Florida at the office of Weststar, on April 29, 1997 (the "Closing Date") unless another place or time is agreed upon in writing by the parties.

               (c) ACTIONS AT THE CLOSING. At the Closing (i) WESTSTAR and B&B will deliver to North Star the various certificates, instruments, and documents referred to in Section 7(b) below; (ii) NORTH STAR will deliver to WESTSTAR and B&B the various certificates, instruments and documents referred to in Section 7(c) below; and (iii) NORTH STAR, WESTSTAR and B&B will file with the Secretary of State of Florida Articles of Merger to consummate the WESTSTAR MERGER and the B&B MERGER (the "ARTICLES OF MERGER").

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               (d)  EFFECT OF MERGERS.

                  (i) GENERAL. The Mergers shall become effective at the time (the "Effective Time") the Articles of Merger are filed with the Secretary of State of Florida (or at such later date designated by NORTH STAR). The Mergers shall have the effect set forth in the Florida Business Corporation Law. WESTSTAR and B&B as the surviving corporations may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of the parties to the Mergers in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) CERTIFICATE OF INCORPORATION. The Articles of Incorporation of each of the WESTSTAR and B&B in effect at and as of the Effective Time will remain the Articles of Incorporation of the surviving corporations without any modification or amendment in the Mergers.

                  (iii) BYLAWS. The Bylaws of each of WESTSTAR and B&B in effect at and as of the Effective Time will remain the Bylaws of the surviving corporations without any modification or amendment in the Mergers.

                  (iv) DIRECTORS AND OFFICERS. The directors and officers of each of WAC and BAC in office at and as of the Effective Time will remain the directors and officers of the surviving corporation (retaining their respective positions and terms of office).

                  (v) CONVERSION OF COMPANY SHARES. At and as of the Effective Time each WESTSTAR Share and each B&B Share shall be converted into the right to receive the number of NORTH STAR Shares contained in Schedule 2(d)(v) attached hereto and made a part hereof, ("Conversion Ratio"); provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or similar recapitalization. Neither WESTSTAR nor B&B Shares shall be deemed to be outstanding or to have any rights other than those set forth above in this
Section 2(d)(v) after the Effective Time.

                  (vi) WAC AND BAC SHARES. Each WAC Share and BAC Share issued and outstanding at and as of the Effective Time will remain issued and outstanding as shares of the surviving corporation.

               (e) PROCEDURE FOR EXCHANGE OF SHARES. As soon as practicable after the Closing, NORTH STAR will furnish to each Shareholder a stock certificate(s) (issued in the name of each Shareholder) representing the number of NORTH STAR Shares to which each such Shareholder is entitled.

               (f) FURTHER ASSURANCES. At the Closing, and from time to time thereafter, WESTSTAR Shareholders and B&B Shareholders shall execute such additional instruments and take such other action as NORTH STAR may request in order more effectively to sell, transfer, and assign the transferred stock to NORTH STAR and to confirm North Star's title thereto.

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     3.   ADDITIONAL AGREEMENTS.

               (a) EMPLOYMENT AGREEMENT OF MICHAEL RICKS. At Closing, RICKS, the current President of WESTSTAR and B&B, will execute an employment agreement ("Employment Agreement") with NORTH STAR, or a wholly owed subsidiary of NORTH STAR. The Employment Agreement will be comprised of the following basic terms:

                  i. RICKS will be employed by NORTH STAR, ow wholly-owned subsidiary of NORTH STAR, for the three (3) year period, beginning on the date of Closing.

                  ii. RICKS will receive a salary of $100,000.00 during the first year of the Employment Agreement. RICKS' salary will be increased ten (10%) percent for each subsequent year of the Employment Agreement.

                  iii. RICKS will be appointed to the Board of Directors of NORTH STAR at the Closing. RICKS' appointment to the Board of Directors will be subject to the approval of shareholders of NORTH STAR, which approval will be considered at the next annual meeting of NORTH STAR shareholders.

               (b) OTHER ACTIONS AFTER CLOSING. After the Closing, but not later than the effective date of the Initial Public Offering, North Star will cause WESTSTAR to pay to the WESTSTAR Shareholders an amount not to exceed $317,600 in part on account of the taxable income of Weststar prior to the Closing Date. Further, NORTH STAR will indemnify and hold harmless any Shareholder on account of such Shareholder personally guaranteeing a corporate obligation of B&B or WESTSTAR.

     4. REPRESENTATIONS AND WARRANTIES OF WESTSTAR, B&B AND RICKS. WESTSTAR, B&B AND RICKS, jointly and severally, represent and warrant to NORTH STAR that the statements contained in this Section 4 are correct and complete in all material respects as of the date of this AGREEMENT and will be correct and complete as of the Closing Date and were correct on the Effective Date (as though made then and as though the Closing Date and Effective Date were substituted for the date of this AGREEMENT throughout this Section 4).

          (a) ORGANIZATION, QUALIFICATION AND POWER. Both WESTSTAR and B&B are corporations duly organized, validly existing, and in good standing under the laws of the state of its incorporation. Both WESTSTAR and B&B are duly authorized to conduct business and are in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Both WESTSTAR and B&B have full corporate power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

          (b) AUTHORIZATION OF TRANSACTION. Each of WESTSTAR and B&B have full power and authority to execute and deliver this AGREEMENT and to perform the obligations hereunder. Without limiting the generality of the foregoing, the board of directors and

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Shareholder of both WESTSTAR and B&B have duly authorized the execution, delivery, and performance of this AGREEMENT. This Agreement constitutes the valid and legally binding obligation of WESTSTAR and B&B, enforceable in accordance with its terms and conditions.

          (c) CAPITALIZATION. The entire authorized capital of WESTSTAR consists of 100,000 common shares, of which 100,000 are issued and outstanding. The entire authorized capital of B&B consists of 100,000 common shares, of which 100,000 are issued and outstanding. All of the issued and outstanding Shares have been duly authorized and are validly issues, fully paid and nonassessable. There are no outstanding or authorized warrants, options, rights contracts, calls puts, rights to subscribe, conversion rights or other agreements or commitments to which either WESTSTAR OR B&B is a party or which are binding upon either WESTSTAR OR B&B providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to WESTSTAR or B&B. Each of the Shareholders of both WESTSTAR and B&B hold the Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933) and state securities laws and the Agreement dated March 1, 1993), claims, Taxes, Security Interest, options, warrants, rights, contracts, calls, commitments, equities and demands. No Shareholder of WESTSTAR or B&B is a party to any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any capital stock of WESTSTAR or B&B (other than this AGREEMENT). No shareholder of WESTSTAR or B&B is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of WESTSTAR or B&B.

          (d) NONCONTRAVENTION. Except as disclosed in Schedule 4(d), neither the execution and the delivery of this AGREEMENT, nor the consummation of the transactions contemplated hereby will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which WESTSTAR and B&B is subject or any provision of the charter of bylaws of WESTSTAR and B&B or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which either WESTSTAR or B&B is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither WESTSTAR nor B&B needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this AGREEMENT.

          (e) FINANCIAL STATEMENT. Attached hereto as Schedule 4(e) are the following financial statements of WESTSTAR and B&B (collectively the "Financial Statements"):

               (i) Audited financial statements as of and for the year ended December 31, 1995;

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               (ii) Unaudited financial statements as of and for the 12 months period ended December 31, 1996.

Except as set forth in the notes to the Financial Statements, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are accurate and complete in all materials respects, and are consistent with the books and records of WESTSTAR and B&B (which books are records are accurate and complete in all material respects).

          (f) EVENTS SUBSEQUENT TO DECEMBER 31, 1996. Since December 31, 1996, there has not been any adverse material change in the Assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of WESTSTAR and B&B, except as disclosed by the Financial Statements, the notes contained in the Financial Statements, or the Exhibits and Schedules attached to this AGREEMENT.

          (g) UNDISCLOSED LIABILITIES. Neither WESTSTAR nor B&B has any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of them, giving rise to any Liability) which is not reflected in the Financial Statements, except for Liabilities arising in the Ordinary Course of Business.

          (h)  TAX MATTERS. Except as Disclosed in Schedule 4(h);

               (i) Each of WESTSTAR and B&B have filed all Tax Returns that it was required to file. All such Tax Returns accurate and complete in all materials respects. All Taxes owed by WESTSTAR & B&B as shown on any Tax Return have been paid. Neither WESTSTAR nor B&B currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where WESTSTAR or B&B does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of WESTSTAR or B&B that arose in connection with any failure (or alleged failure) to pay any Tax, except for Security Interest, if any, with respect to Taxes not due and payable.

               (ii) Each of WESTSTAR and B&B has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

              (iii) Neither WESTSTAR nor B&B, nor any director or officer (or employee responsible for tax matters) of WESTSTAR or B&B has any Knowledge that any authority intends to assess any additional Taxes for any period for which tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of WESTSTAR or B&B either (A) claimed or raised by any authority in writing or (B) as to which WESTSTAR or B&B and the directors and officers (and employees responsible for Tax matters) of WESTSTAR and B&B have Knowledge based upon personal contact with any agent of such authority. Schedule 4(h) lists all federal,


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state, local, and foreign income Tax Returns filed with respect to WESTSTAR and
B&B for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. WESTSTAR ad B&B have delivered to NORTH STAR accurate and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by WESTSTAR and B&B since December 31, 1992.

               (iv) Neither WESTSTAR nor B&B has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (v) Neither WESTSTAR nor B&B has been members of an Affiliated Group other than the Affiliated Group comprised of WESTSTAR and B&B.

               (vi) Schedule 4(h) sets forth the following information with respect to each WESTSTAR and B&B: (A) the basis of WESTSTAR and B&B in their assets; (B) the amount of any net operating loss, net capital loss, unused investment credit or other credit; and (C) the amount of any deferred gain or loss allocable to WESTSTAR or B&B arising out of any deferred intercompany transaction.

              (vii) Deferred taxes of WESTSTAR and B&B have been provided for in the Financial Statement in accordance with GAAP.

          (i) TANGIBLE ASSETS. Each of WESTSTAR and B&B owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. To the best of their Knowledge, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used, the failure of which would have a material adverse effect WESTSTAR or B&B.

          (j) OWNED REAL PROPERTY. Schedule 4(j) lists and describes briefly all real property that WESTSTAR and B&B own. Except as disclosed in Schedule 4(j), with respect to each such parcel of owned real property:

                    a. the identified owner has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for (A) installments of special assessments not yet delinquent and (B) recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                    b. there are no (A) pending or threatened condemnation proceedings relating to the property, (B) pending or threatened litigation or administrative actions relating to the property, or (C) other matters affecting adversely the current use,

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

          occupancy, or value thereof;

                    c. to the best of their Knowledge, the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do no encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, the property is not located within any flood plan or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained, and access to the property is provided by paved public right-of-way with adequate curb cuts available;

                    d. all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                    e. there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                    f. there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                    g. there are no parties (other than WESTSTAR and B&B) in possession of the parcel of real property, other than tenants under any leases disclosed in Schedule 4(j) who are in possession of space to which they are entitled:

                    h. all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

                    i. each parcel of real property abuts on and has direct vehicular access to public road or access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property.

          (k) INTELLECTUAL PROPERTY. Except as set forth in Schedule 4(k), WESTSTAR and B&B own the Intellectual Property listed and described on Schedule 4(k) free and clear of any Security Interest or restriction on transfer.

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          (l) INVENTORY. The inventory of WESTSTAR and the inventory of B&B consists of the items disclosed in Schedule 4(l). To the best of their Knowledge, and subject to normal industry standards for inventory absolescence, the inventory of WESTSTAR and the inventory of B&B is merchantable and fit for the purpose of which it was procured manufactured, and is not slow-moving, obsolete, damaged or defective in any way such that failure of which would have adverse effect on WESTSTAR and B&B.

          (m) REAL PROPERTY LEASES. Schedule 4(m) lists and describes briefly all real property leased or subleased to WESTSTAR or B&B. WESTSTAR and B&B have delivered to NORTH STAR accurate and complete copies of the leases and subleases listed in Schedule 4(m) (as amended to date). Except as disclosed in Schedule 4(m), with respect to each lease and sublease listed in Schedule 4(m):

               (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect subject to insolvency, bankruptcy and other similar laws relating to creditors' rights and general principles of equity;

              (ii) No party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

             (iii) No party to the lease or sublease has repudiated any provision thereof; and

              (iv) Neither WESTSTAR nor B&B has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

          (n) CONTRACTS. Schedule 4(n) lists the following contracts, agreements, and other written arrangements to which either WESTSTAR or B&B is a party:

          (i) any written arrangement (or group of related written arrangements for the lease of personal property from or to third parties except for leases entered into in the Ordinary Course of Business by WESTSTAR or B&B;

          (ii) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties except for leases entered into in the Ordinary Course of Business by WESTSTAR or B&B;

          (iii) any written arrangement concerning a partnership or joint venture;

          (iv) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur,

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

     assume, or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

          (v) any written arrangement concerning confidentiality or noncompetition;

          (vi) any written arrangement with any of its directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement;

          (vii) any written arrangements under which the consequences of a default or termination could have a material adverse effect on the Assets, Liabilities, business, financial condition, operations, results of operations, or future prospect of WESTSTAR or B&B taken as a whole; or

          (viii) any other written arrangement (or group of related written arrangements) either involving more than $20,000 or not entered into in the Ordinary Course of Business.

     WESTSTAR and B&B have delivered to NORTH STAR an accurate and complete copy of each written arrangement listed in Schedule 4(n). With respect to each written arrangement so listed: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect subject to bankruptcy laws and general principles of equity; (B) to the best of their Knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (C) to the best of their Knowledge no party has repudiated any provision of the written arrangement. Neither WESTSTAR nor B&B is a party in any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in
Schedule 4(n) under the terms of this Section 4(n). No purchase order or commitment of WESTSTAR or B&B is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No supplier of WESTSTAR or B&B has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products, or services to them.

          (o) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of WESTSTAR and B&B are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, and to the best of their Knowledge are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the December 31, 1996 Balance Sheet (rather than in any notes thereto).

          (p) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of either WESTSTAR or B&B.


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

          (q) INSURANCE. WESTSTAR and B&B maintain current policies of insurance, the premiums for which are paid to the Closing Date, providing property, casualty, liability, and workers, compensation coverage and bond and surety arrangements, if any, as may be reasonably required in the Ordinary Course of Business. WESTSTAR and B&B have no Knowledge of any premium adjustments for the current coverage period to the Closing Date, and know of no liabilities as of the Closing Date to the companies providing such coverage for the issuance of such policies.

          (r) LITIGATION. Schedule 4(r) sets forth each instance in which either WESTSTAR or B&B (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) is a party or is threatened to be made a party to any charge, complain, action, suite, proceedings, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Schedule 4(r) will result in any material adverse change in the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of WESTSTAR or B&B taken as a whole. None of the directors and officers (and employees with responsibility for litigation matters) of WESTSTAR or B&B has any Knowledge that any such charge, complaint, action, suit proceeding, hearing, or investigation has been threatened against WESTSTAR or B&B.

          (s) PRODUCT WARRANTY. Each product sold, leased or delivered by WESTSTAR or B&B has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither WESTSTAR or B&B has any Liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, the failure of which would have a material adverse effect on WESTSTAR or B&B. To the best of their Knowledge, all services performed by WESTSTAR or B&B have been in conformity with all applicable contractual commitments, and WESTSTAR and B&B have no Liability with regard to services, the failure of which would have a material adverse effect on WESTSTAR or B&B.

          (t) PRODUCT LIABILITY. Neither WESTSTAR nor B&B has any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of them giving rise to any Liability) arising out of any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by WESTSTAR or B&B or any services performed by WESTSTAR or B&B, the failure of which would have a material adverse effect on WESTSTAR or B&B.

          (u) EMPLOYEES. No key employee or group of employees has any plans to terminate employment with WESTSTAR or B&B. Neither WESTSTAR nor B&B is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the best of their Knowledge, neither WESTSTAR nor B&B has committed any unfair labor practice. None of the

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


directors and officers (and employees with responsibility for employment matters) of WESTSTAR or B&B has any Knowledge of any organization effort presently being made or threatened by or on behalf of any labor union with respect to employees of WESTSTAR or B&B.

          (v) EMPLOYEE BENEFITS. Schedule 4(v) list all Employee Benefit Plans that WESTSTAR and B&B maintains or to which either WESTSTAR or B&B contributes for the benefit of any current or former employee of any of WESTSTAR or B&B.

               (i) Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

               (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. The requirements of part 6 of Subtitle B of Title 1 of ERISA have been met with respect to each Employee Welfare Benefit Plan.

               (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of WESTSTAR or B&B. All premiums or other payments for all periods ending on or before the closing Date have been paid with respect to each Employee Welfare Benefit Plan.

               (iv) Each Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

              (v) The market value of assets under each Employee Pension Benefit Plan equals or exceeds the present value of Liabilities thereunder (determined on a plan termination basis). No Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Employee Pension Benefit Plan has been instituted or threatened.

               (vi) There have been no Prohibited Transactions with respect to any Employee Benefit Plan. To the best of their knowledge, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plans. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or to the best of their knowledge, threatened. None of the directors and officers (and employees with responsibility for employee benefits matters) of WESTSTAR or B&B has any Knowledge of any Basis for any such charge, complaint, action, suite, proceeding, hearing, investigation, claims, or demand.

               (vii) WESTSTAR and B&B have delivered to NORTH STAR correct and complete copies of (A) the plan documents and summary plan descriptions, (B) the most recent determination letter received from the Internal Revenue Service, (C) the most recent Form 5500 Annual Report, and (D) all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

     Neither WESTSTAR nor B&B, contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan. Neither WESTSTAR nor B&B has incurred, and none of the directors and officers (and employees with responsibility for employee benefits matters) of WESTSTAR and B&B have any reason to expect that either WESTSTAR or B&B will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under the Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any Employee Pension Benefit Plan that WESTSTAR or B&B maintains or ever has maintained or to which any of then contributes, ever has contributed, or ever has been required to contribute. Neither WESTSTAR nor B&B maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents.

          (w) GUARANTIES. Except as disclosed in Schedule 4(w), neither WESTSTAR nor B&B is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other person (other than WESTSTAR & B&B).

          (x) ENVIRONMENT, HEALTH, AND SAFETY. Except as set forth in Schedule 4(X), neither WESTSTAR nor B&B has received any charge, complaint, action, suit, proceeding, notice, claim or demand asserting any violation of or failure to comply with any federal, state or local law (including rules or regulations promulgated thereunder) ("Environmental Laws") concerning the environment or the use, generation, storage, manufacture, disposition, discharge, leak, emission, escape or release of any extremely hazardous substance or any toxic, volatile, or hazardous waste, material, or substance and, to the best of their Knowledge, except as set forth in Schedule 4(x), WESTSTAR and B&B are in compliance with all Environmental Laws.

          (y) LEGAL COMPLIANCE. Except as set forth in Schedule 4(y), neither WESTSTAR nor B&B has received any charge, complaint, action, suit, proceeding, notice, claim or demand asserting any violation of or failure to comply with any law (including rules regulations thereunder) of any federal, state, local, or foreign government (and all agencies thereof) and to the best of their Knowledge, WESTSTAR and B&B are in compliance with such laws (including rules and regulations thereunder).

          (z) Brokers' Fees. Neither WESTSTAR nor B&B has any Liability or obligation

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


to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this AGREEMENT.

          (aa) MARKETABLE TITLE. Except as set forth in Schedule 4(aa), each of WESTSTAR and B&B has good an marketable title to all of the Assets, free and clear of any Security Interest or restriction on transfer except as may be disclosed in the Financial Statments of WESTSTAR and B&B and the notes which are a part of those financial statements.

          (ab) DISCLOSURE. The representations and warranties contained in this
Section 4 to not contain any untrue statement of a fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

          (ac) INVESTMENT. Shareholders are not acquiring the North Star shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933.

          (ad) LICENSES AND PERMITS. Schedule 4(ad) attached hereto and made a part hereof lists all schedules and permit of WESTSTAR and B&B. All licenses and permits necessary for the conduct of the businesses of WESTSTAR and B&B have been duly obtained and are in full force and effect and there are no proceedings pending or threatened which may result in revocation, cancellation, suspension or adverse modifications, of any thereof. The execution, delivery and performance of this Agreement will not result in any such violation or be in conflict with or result in any default under any of the foregoing.

     5. REPRESENTATIONS AND WARRANTIES OF NORTH STAR. NORTH STAR represents and warrants that the statements contained in this Section 5 are correct and complete as of the date of the AGREEMENT and will be correct and complete as of the Closing Date and were correct on the Effectie Date (as though made then and as though the Closing Date and Effective Date were sustituted for the date of the AGREEMENT throughout this Section 5).

          (a) ORGANIZATION OF NORTH STAR. NORTH STAR is a corporation duly organized, validly existing, and in good standing under the laws of Florida. NORTH STAR is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requries such qualification.

          (b) AUTHORIZATION OF TRANSACTION. NORTH STAR has full power and authority (including full corporate power and authority) to execute and deliver this AGREEMENT and to perform its obligations hereunder. This AGREEMENT constitutes the valid and legally binding obligation of NORTH STAR, enforceable in accordance with its terms and conditions.

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this AGREEMENT, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which NORTH STAR is subject or




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

any provisions of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the accelertion of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangment to which NORTH STAR is party or by which it is bound or to which any of its assets is subject. NORTH STAR does not need to give any notice or to make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this AGREEMENT.

          (d) BROKERS FEES. NORTH STAR has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this AGREEMENT.

          (c) INVESTMENT. NORTH STAR is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933.

     6. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this AGREEMENT and the Closing.

          (a) SATISFACTION OF CONDITIONS BY THE PARTIES. The Parties will use their respective best efforts to take all action and to do all things ncessary, proper, or advisable to satisfy the Closing conditions set forth in Section 6 and 7 below.

          (b) NOTICES AND CONSENTS. The Parties will give any notices to third parties, and the Parties will use their respective best efforts to obtain any third party consents, assignments and assumptions required by the holders of any indebtedness of WESTSTAR or B&B, the lessors or lessees of any real or personal property or assets leased by WESTSTAR or B&B, the parties to any contract, commitment, franchise or agreement to which WESTSTAR and B&B is a party or subject to any governmental, judicial or regulatory official, body or authority have jurisdiction over WESTSTAR or B&B, or NORTHSTAR to the extent that their consent or approval is required or ncessary under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or rgulations, for the consummation of the transaction contemplated herein and the assumption of all such contracts, commitments, franchises and agreements of WESTSTAR and B&B as herein provided, shall have granted such consent or approval. All such notices, consents, assignments and assumptions are listed on Schedule 6(b) hereof.

          (c) OPERATION OF BUSINESS. Neither WESTSTAR nor B&B will engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, (i) WESTSTAR and B&B shall use its best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of WESTSTAR and B&B contained in this Agreement shall be true as though such representations and warranties were made on and as of such date; (ii) both

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


WESTSTAR and B&B shall continue to maintain and service the tangible Assets in the same manner as has been its consistent past practice; and (iii) WESTSTAR and B&B shall comply with all laws, ordinances, rules, regulations, and orders applicable to the businesses, or WESTSTAR and B&B's operations, assets or properties in respect thereof, the noncompliance with which might materially affect the business or the Assets.

          (d) PRESERVATION OF BUSINESS. Both WESTSTAR and B&B will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, franchisors, suppliers, customers, and employees.

          (e) FULL ACCESS. Both WESTSTAR and B&B will permit representatitives of NORTH STAR to have reasonable access during normal business hours to all premises, properties, books, records, contracts, Tax records and documents of or pertaining to WESTSTAR or B&B and their business.

          (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material development affecting the ability of such Party to consummate the transactions contemplated by this AGREEMENT. No disclosure by any Party pursuant to this section, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (g) EXLUSIVITY. Neither WESTSTAR nor B&B will (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving WESTSTAR or B&B or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other mannner any effort or attempt by any person to do or seek any of the foregoing. WESTSTAR and B&B will notify NORTH STAR immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     7.   CONDITIONS TO OBLIGATION TO CLOSE.

          (a) GENERAL OBLIGATIONS.

          (i) NORTH STAR' DUE DILIGENCE. The parties acknowledge that NORTH STAR, after the execution of this AGREEMENT, will begin a due diligence process, including but not limited to the verification through a physical inventory of the inventories and equipment to be acquired, the completion of an environmental audit and engineering test of the real property to be acquired, and such financial audit and studies as NORTH STAR deems appropriate. WESTSTAR and B&B agree to provide NORTH STAR with such detailed information as is requested by NORTH STAR in performing its due diligence. If, after completion of the due diligence process, NORTH STAR, in its sole discretion, is not satified with the results of the due diligence process, NORTH

STAR may terminate this AGREEMENT without further liability and refuse to consummate the Mergers.

               (ii) REGULATORY APPROVAL. The closing of this transaction is contingent upon the Parties being granted the approval of any regulatory agency having jurisdiction over the parties.

               (iii) LIABILITIES OF WESTAR AND B&B. If the total assumed liabilites of WESTSTAR and B&B at closing shall exceed $1,500,000.00 or such other amount mutually agreed upon, NORTH STAR can terminate this AGREEMENT without further liability and refuse to consummate the Mergers.

          (b) CONDITIONS TO OBLIGATION OF NORTH STAR. The obligation of NORTH STAR to consumate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties of WESTSTAR and B&B set forth in this AGREEMENT shall be true and correct at and as of the Clsoing Date and were true and correct as of the Effective Date;

               (ii) WESTSTAR and B&B shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

               (iii) WESTSTAR and B&B shall have procured all of the third party consents, assignments and asumptions specified in Section 6(b) above;

               (iv) no action, suit, or proceeding shall be pending or threatended before any court of quasi-judicial or administrative agency or any federal, state, local, or foreign jurisdiction wherein an unfavorable judgement, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this AGREEMENT, (B) cause any of the transactions contemplated by this AGREEMENT to be rescinded following consummation, or (C) affect adversely the right of NORTH STAR to own, operate, or control WESTSTAR and B&B (and no such judgement, order, decree, stipulation, injunction, or charge shall be in effect);

               (v) WESTSTAR and B&B shall have delivered to NORTH STAR a certificate (without qualification as to Knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 7(b) is satisfied in all respects;

               (vi) all actions to be taken by WESTSTAR and B&B in connection with conummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to NORTH STAR;

               (vii) NORTH STAR and Ricks shall have entered into the Employment Agreement referenced in Section 3(c) of this AGREEMENT;

               (viii) the business, operations, assets, properties or prospects of WESTSTAR and B&B business shall not have been and shall not be threatended to be materially adversely affected in any way as a result of any event or occurrence.

NORTH STAR may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

          (c) CONDITIONS TO OBLIGATIONS OF WESTSTAR AND B&B. The obligations of WESTSTAR and B&B to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and waranties of NORTH STAR set forth in this AGREEMENT shall be true and correct at and as of the Closing Date and were true and correct at and as of the Effective Date;

               (ii) NORTH STAR shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or admnistrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgement, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this AGREEMENT or (B) cause any ofthe transactions contemplated by this AGREEMENT to be rescinded following conummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect) and the waiting period required by the HSR Act shall have expired or been terminated;

               (iv) NORTH STAR shall have delivered to WESTSTAR and B&B a certificate (without qualification as to Knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 7(c) is satisfied in all respect;

               (v) NORTH STAR and RICKS shall have entered into an Employment Agreement referenced in section 3(c) of this Agreement.

     8. INDEMNIFICATION.

          (a) All of the representations and warranties contained in this Agreement shall survive the closing hereunder and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations.)

          (b) In the event Ricks breaches any of his representations, warranties, and covenants contained herein, then Ricks agrees to indemnify North Star for a period of six months


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

from and against the entirety of any Adverse Consequences North Star may suffer through and after date of the claim for indemnification (including any Adverse Consequences North Star may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

          (c) If any third party shall notify North Star with respect to any matter which may give rise to a claim for indemnification against the Ricks under this Section 8, then North Star shall notify Ricks thereof promptly; PROVIDED, HOWEVER, that no delay on the part of North Star in notifying Ricks shall relieve Ricks from any liability or obligation hereunder unless (and then solely to the extent) Ricks thereby is damaged. In the event Ricks notifies North Star within 15 days after North Star has given notice of the matter that Ricks is assuming the defense thereof, (A) Ricks will defend North Star against the matter with counsel of its choice reasonably satisfactory to North Star, (B) North Star may retain separate co-counsel at its sole cost and expense (except that Ricks will be responsible for the fees and expenses of the separate co-counsel to the extent North Star concludes reasonably that the counsel Ricks has selected has a conflict of interest), (C) North Star will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of Ricks (not to be withheld unreasonably), and (D) Ricks will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases North Star from all Liability with respect thereto, without the written consent of North Star (not to be withheld unreasonably). In the event Ricks does not notify North Star within 15 days after North Star has given notice of the matter that Ricks is assuming the defense thereof, however, North Star may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

          (d) The parties shall make appropriate adjustment for Tax benefits and insurance proceeds (reasonably certain of receipt and utility in each case) and for the time cost of money in determining the amount of loss for purposes of this Section 8.

          (e) The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy North Star may have for breach of representation, warranty, or covenant.

     9. TERMINATION.

          (a) TERMINATION OF AGREEMNT. Certain of the Parties may terminate this AGREEMENT as provided below:

               (i) The Parties hereto may terminate this AGREEMENT by mutual consent at any time prior to the Closing;

               (ii) NORTH STAR may terminate this AGREEMENT by giving written notice to WESTSTAR or B&B any time prior to the Closing in the event WESTSTAR and B&B is in breach, and WESTSTAR and B&B may terminate this AGREEMENT by giving written notice to NORTH STAR


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


at any time prior to the Closing in the event NORTH STAR is in breach, of any material representation, warranty, or covenant contained in this AGREEMENT in any material respect;

               (iii) Any Party may terminate this AGREEMENT by giving written notice to all other Parties (provided that the terminating Party is not otherwise in breach of this AGREEMENT) if the Closing has not occurred by April 30, 1997.

          (b) EFFECT OF TERMINATION. If any Party terminates this AGREEMENT pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

     10. MISCELLANEOUS.

          (a) PAYMENTS RECEIVED. WESTSTAR and B&B agree that after the Closing they will hold and will promptly transfer and deliver to NORTH STAR, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that he may receive on or after the Closing which properly belongs to the surviving corporation, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, NORTH STAR shall have the right and authority to endorse without recourse the name of WESTSTAR or B&B on any check or any other evidences of indebtedness received by NORTH STAR on account of the Business and the Assets.

          (b) PRESS RELEASE AND ANNOUNCEMENTS. No Party shall issue any press release or announcement relating to the subject matter of this AGREEMENT prior to the Closing without the prior written approval of the Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

          (c) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any right or remedies upon any person other than the Parties and their respective successors and permited assigns.

          (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire AGREEMENT between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

          (e) SUCCESSION AND ASSIGNMENT. This AGREEMENT shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this AGREEMENT or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that NORTH STAR may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all


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

of which cases NORTH STAR nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

          (f) COUNTERPARTS AND FACSIMILE EXECUTION. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Signed counterparts may be delivered via facsimile transmission.

          (g) HEADINGS. The section headings contained in this AGREEMENT are inserted for convenience only and shall not affect in any way the meaning or interpretation of this AGREEMENT.

          (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission, and addressed to the intended recipient as set forth below:

     IF TO THE NORTH STAR                    COPY TO:
     William W. Perry, CEO and               James W. Goodwin, Esquire
      President                              Macfarlane Ferguson & McMullen
     North Star Resources Corporation        111 E. Madison - Suite 2300
     2345 Friendly Road                      Tampa, FL 33602
     Fernandina Beach, FL 32034              (813) 273-4337
     (800) 468-8607                          Fax: (813) 273-4396
     Fax: (904) 261-6808


     IF TO WESTSTAR                          COPY TO

     Michael Ricks, President                Tommy Wright, Esq.
     P.O. Box 6003                           P.O. Box 6003
     Starke, Florida 32091                   Starke, Florida 32091
     (904) 964-5008                          (904) 964-5008
     Fax: (904) 964-2805                     Fax: (904) 964-2805


     IF TO B&B
     Michael Ricks, President                Tommy Wright, Esq.
     P.O. Box 6003                           P.O. Box 6003
     Starke, Florida 32091                   Starke, Florida 32091
     (904) 964-5008                          (904) 964-5008
     Fax: (904) 964-2805                     Fax (904) 964-2805


Any Party may give any notice, requests, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy,



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


telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it acutally is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (i) GOVERNING LAW. THIS AGREEMENT shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Florida.

          (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this AGREEMENT shall be valid unless the same shall be in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) SEVERABILITY. Any term or provision of this AGREEMENT that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent juridiction declares that any term or provision hereof is invalid or unenfoceable, the Parties agree that the court making the determination of invalidity or unenforceabilty shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceble term or provision, and this AGREEMENT shall be enforceable as so modified after the expiration of the time within which the judgement may be appealed.

          (l) EXPENSES. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this AGREEMENT and the transaction contemplated hereby.

          (m) CONSTRUCTION. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that ther exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

          (n) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this AGREEMENT are incorporated herein by reference and made a part hereof.



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

          (o) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this AGREEMENT are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this AGREEMENT and to enforce specifically this AGREEMENT and the terms and provisions hereof in any action intituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

          (p) ATTORNEYS' FEES. In the event of any litigation arising out of the enforcement or interpretation of this AGREEMENT, the prevailing party in such litigation shall be paid by the losing party all its expenses, including reasonable attorney's fees and all costs of litigation inccurred by it.

     IN WITNESS WHEREOF, the Parties hereto have executed this AGREEMENT effective as of the date first above written.


Attest:                                    NORTH STAR HOLDING CORP.



By: /s/ JAMES R. FLYNN                     By: /s/ W. W. PERRY III
   --------------------------                 --------------------------
Name:   James R. Flynn                     Name:   W. W. Perry III
     ------------------------                   ------------------------
Title:                                     Title:  CEO
     ------------------------                   ------------------------


Attest:                                    WESTSTAR ENVIRONMENTAL, INC.



By: /s/ THOMAS E. WRIGHT                   By: /s/ MICHAEL E. RICKS
   --------------------------                 --------------------------
Name:   Thomas E. Wright                   Name:   Michael E. Ricks
     ------------------------                   ------------------------
Title:  Gen. Counsel                       Title:  PRES/CEO
     ------------------------                   ------------------------


Attest:                                    B&B SEPTIC AND ENVIRONMENTAL
                                            SERVICES, INC.


By:/s/ THOMAS E. WRIGHT                    By: /s/ MICHAEL E. RICKS
   --------------------------                 --------------------------
Name:  Thomas E. Wright                    Name:   MICHAEL E. RICKS
     ------------------------                   ------------------------
Title: Gen. Counsel                        Title:  PRES/CEO
     ------------------------                   ------------------------


Attest:                                    WESTSTAR ACQUISITION CORP.



By: /s/ JAMES R. FLYNN                     By: /s/ W. W. PERRY III
   --------------------------                 --------------------------
Name:   James R. Flynn                     Name:   W. W. PERRY III
     ------------------------                   ------------------------
Title:                                     Title:  COO
     ------------------------                   ------------------------

Attest:                                    B&B ACQUISITION CORP.



By: /s/ JAMES R. FLYNN                     By:/s/ W. W. PERRY III
   --------------------------                 --------------------------
Name:   James R. Flynn                     Name:  W. W. Perry III
     ------------------------                   ------------------------
Title:                                     Title: COO
     ------------------------                   ------------------------





Attest:                                    WESTSTAR ACQUISITION CORP.



By:/s/ THOMAS E. WRIGHT                    /s/ MICHAEL RICKS
   --------------------------              ----------------------------
Name:  Thomas E. Wright                        Michael Ricks
     ------------------------
Title:
     ------------------------

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